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                                                                   EXHIBIT 99(N)
                                                                   -------------

Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated June 16, 1995, relating to the financial statements and financial highlights of The Korean Investment Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York

September 18, 1995